Exhibt 99.1

AMERICAN GREETINGS ANNOUNCES STRATEGIC ALLIANCE WITH AMSCAN, INC.

CLEVELAND (December 22, 2009) – American Greetings Corporation (NYSE: AM) today announced a strategic alliance with Amscan, Inc (Amscan), a leading designer, manufacturer and distributor of party goods based in Elmsford, NY.

As part of this transaction, American Greetings will sell to Amscan inventory, equipment and processes used in the manufacture and distribution of party goods. American Greetings will now source its party goods from Amscan, and will continue to distribute party goods to various channels, including to its mass, drug, grocery and specialty retail partners. Amscan will have exclusive rights to manufacture and distribute products into various channels, including the party store channel. As a result of the strategic alliance, American Greetings will be able to offer a broader assortment of licensed and non-licensed party goods products to its retail partners.

American Greetings expects to receive cash of approximately $25 million and a warrant to purchase approximately 2% of the Class A Common Stock of AAH Holdings Corporation, Amscan’s ultimate parent corporation.

As a result of this transaction, American Greetings will wind down its manufacturing of party goods products. American Greetings expects to incur non-cash asset impairment costs of approximately $10 million to $15 million. In addition, American Greetings expects to incur facility related cash closure costs, primarily severance, in an amount that is still being quantified.

Management Comments

Chief Executive Officer Zev Weiss said, “The transaction with Amscan allows us to provide our retail customers with a broader assortment of party goods products. We will be certain to make this a seamless transition to ensure that our retail partners and consumers benefit from the alliance. The decision to change our business model in no way reflects on the hard work or commitment of the affected employees. I would like to thank them for their effort and dedication over the years.”

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM) has been a manufacturer and retailer of innovative social expression products that assist consumers in enhancing their relationships. The Company’s major greeting card brands are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods and American Greetings and Plus Mark gift-wrap and boxed cards. American Greetings also has the largest collection of electronic greetings on the Web, including cards available at AmericanGreetings.com through AG Interactive, Inc. (the Company’s online division). AG Interactive also offers digital photo sharing and personal publishing at PhotoWorks.com and Webshots.com and provides a one-stop source for online graphics and animations at Kiwee.com. In addition to its product lines, American Greetings also creates and licenses popular character brands through the American

Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.7 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Gregory M. Steinberg

Treasurer and Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

or

Patrice Sadd

Corporate Communications Manager

American Greetings Corporation

216-252-7300 ext. 2584

patrice.sadd@amgreetings.com

Factors That May Affect Future Results

Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	a weak retail environment and general economic conditions;

•	the ability to achieve both the desired benefits from the strategic alliance with Amscan as well as ensuring a seamless transition for affected retail customers and consumers;

•	the ability to successfully integrate acquisitions, including the recent acquisitions of Recycled Paper Greetings and the Papyrus brand;

•	the Company’s ability to successfully complete the sale of the Strawberry Shortcake and Care Bears properties;

•	the Company’s successful transition of the Retail Operations segment to its buyer, Schurman Fine Papers, and the ability to achieve the desired benefits associated with this and other dispositions;

•	retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•	the ability to achieve the desired benefits associated with its cost reduction efforts;

•	competitive terms of sale offered to customers;

•	the Company’s ability to comply with its debt covenants;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	the timing and impact of converting customers to a scan-based trading model;

•	escalation in the cost of providing employee health care;

•	the ability to successfully implement, or achieve the desired benefits associated with, any information systems refresh the Company may implement;

•	the Company’s ability to achieve the desired accretive effect from any share repurchase programs;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators, the ability to adapt to rapidly changing social media, and the ability to gain a leadership position in the digital photo sharing space.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K.

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